                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)





                     CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Class A Common Stock, $0.08 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    G20045202
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 10, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                     1 of 5

CUSIP No. G20045202                    13G
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               VR Distressed Assets Fund Ltd.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
                                5        SOLE VOTING POWER


       NUMBER OF                         120,500
         SHARES               --------------------------------------------------
      BENEFICIALLY              6        SHARED VOTING POWER
        OWNED BY
          EACH                           0
       REPORTING              --------------------------------------------------
      PERSON WITH               7        SOLE DISPOSITIVE POWER

                                         120,500
                              --------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               120,500
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                      [ ]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.2%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT


                                     2 of 5

                                  SCHEDULE 13G

         This Schedule 13G (the "Schedule 13G") is being filed on behalf of VR Distressed Assets Fund Ltd., relating to shares of Class A Common Stock of Central European Media Enterprises Ltd. (the "Issuer").


ITEM 1(a)         NAME OF ISSUER.

                  Central European Media Enterprises Ltd.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  8th Floor
                  London W1V 3FP Engla
                  XO

ITEM 2(a)         NAME OF PERSON FILING.

                  VR Distressed Assets Fund Ltd.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

                  P.O. Box 32021 SMB
                  Anchorage Centre 2nd Floor
                  Grand Cayman, Cayman Islands
                  British West Indies

ITEM 2(c)         CITIZENSHIP OR PLACE OF ORGANIZATION.

                  Cayman Islands

ITEM 2(d)         TITLE OF CLASS OF SECURITIES.

                  Class A Common Stock, $0.08 par value

ITEM 2(e)         CUSIP NUMBER.

                  G20045202

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)   [ ]    Broker or dealer registered under section 15 of the Act (15
                  U.S.C. 78o).

     (b)   [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).


                                     3 of 5

     (c)   [ ]    Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

     (d)   [ ]    Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)   [ ]    An investment advisor in accordance with Section
                  240.13d-1(b)(1)(ii)(E).

     (f)   [ ]    An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F).

     (g)   [ ]    A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G).

     (h)   [ ]    A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i)   [ ]    A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3).

     (j)   [ ]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4            OWNERSHIP.

     (a)   Amount beneficially owned:   120,500

     (b)   Percent of class:   5.2%

     (c)   Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:    120,500

           (ii)   Shared power to vote or to direct the vote:    0

           (iii)  Sole power to dispose or to direct the disposition of: 120,500

           (iv)   Shared power to dispose or to direct the disposition of:   0

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


                                     4 of 5

                  Not applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10           CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Date: July 16, 2002


                                      VR DISTRESSED ASSETS FUND LTD.


                                      By:       /s/ Richard Deitz
                                                --------------------------------
                                                Richard Deitz
                                                Director



                                     5 of 5